FOR IMMEDIATE RELEASE               Contact:Guy T. Marcus
June 1, 1998                                Vice President-Investor Relations
                                            (214) 978-2691


                   HALLIBURTON RENOTIFIES EUROPEAN COMMISSION


         DALLAS, Texas -- Halliburton Company (NYSE:HAL) today announced that it has renotified its proposed merger with Dresser Industries, Inc. (NYSE:DI) to the European Commission. Halliburton's original notification was incomplete in certain respects. Halliburton has now supplied all of the information thus far requested by the European Commission. As a consequence of the renotification, the initial one month review period provided for under the European Commission's merger regulations will now expire on July 2, 1998.

         Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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